UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2010

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 2.03

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 15, 2010, AGL Resources Inc. (AGL Resources) and its wholly-owned subsidiary AGL Capital Corporation (AGL Capital) entered into a Credit Agreement (Credit Agreement) among AGL Resources as guarantor, AGL Capital as borrower, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc., as joint arrangers and joint bookrunners, the several lenders named in the Credit Agreement, Bank of America, N.A. and SunTrust Bank, as co-syndication agents, and The Bank of Tokyo-Mitsubishi, UFJ, Ltd., and JPMorgan Chase Bank, NA, as co-documentation agents.

Pursuant to the Credit Agreement, AGL Capital may borrow up to $1 billion from time to time on a revolving basis (with an option to increase the credit facility to $1.25 billion, subject to the agreement by lenders who wish to participate in such facility increase), to be used for working capital, certain permitted acquisitions, letters of credit and general corporate purposes including commercial paper backstop, capital expenditures, repurchase capital stock and repay existing indebtedness.  The Credit Agreement includes a $250 million subfacility for letters of credit.  AGL Capital’s obligations under the Credit Agreement are unconditionally guaranteed by AGL Resources.  The Credit Agreement matures on September 16, 2013.

At AGL Capital’s option, interest on borrowings under the Credit Agreement will be based on either the base rate or the London Inter-Bank Offered Rate (LIBOR), plus, in either case, an applicable interest margin.  The base rate is the highest of (i) the prime commercial lending rate of Wells Fargo Bank, (ii) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus ½ of 1%, and (iii) the one-month LIBOR plus 1%.  The applicable interest margin varies from time to time based on AGL Capital’s then current credit ratings for the long-term, non-credit enhanced senior unsecured debt securities of AGL Capital (or, if there is no such debt outstanding, AGL Capital's issuer rating then in effect) or, if no such ratings then exist for such debt of AGL Capital, the long-term non-credit enhanced senior unsecured debt securities of AGL Resources.

As of the closing, and based upon AGL Capital’s current credit ratings, base rate borrowings, based on the prime rate, would bear interest at 4.25% per annum.  One-month LIBOR-based borrowings would bear interest at 2.26%.

The Credit Agreement contains customary representations, covenants and events of default for facilities of this type.  Upon an uncured event of default under the Credit Agreement, all amounts owing under the Credit Agreement, if any, depending on the nature of such event of default will  automatically, or may upon notice by the administrative agent or the requisite lenders thereunder, become immediately due and payable and the lenders may terminate their commitments.

AGL Resources has ongoing relationships with all of the lenders that are parties to the Credit Agreement, for which AGL Resources has paid customary fees and expenses.  AGL Resources and its affiliates have also entered into hedging arrangements with certain lenders. Affiliates of certain of the lenders under the Credit Agreement have acted as underwriters for issuances of AGL Resources’ equity securities and AGL Capital’s debt securities.

The preceding summary of the material terms of the Credit Agreement is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.  In the event of any discrepancy between the preceding summary and the text of the Credit Agreement, the text of the Credit Agreement shall control.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Credit Agreement as of September 15, 2010 by and among AGL Resources Inc., AGL Capital Corporation, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc., as joint arrangers and joint bookrunners, and the several other banks and other financial institutions named therein, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, and The Bank of Tokyo-Mitsubishi, UFJ, Ltd., and JPMorgan Chase Bank, N.A., as Co-Documentation Agents.

10.2
Guarantee, dated as of September 15, 2010 made by AGL Resources Inc., the guarantor, in favor of Wells Fargo Bank, National Association, as administrative agent for the lenders parties to the Credit Agreement, dated as of September 15, 2010, among Guarantor, AGL Capital Corporation, the borrower, the lenders named therin, and Wells Fargo Bank, National Association, as administrative agent.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: September 20, 2010	/s/ Andrew W. Evans
Executive Vice President, Chief Financial Officer and Treasurer

 Exhibit Index

Exhibit No.	Description

10.1
Credit Agreement as of September 15, 2010 by and among AGL Resources Inc., AGL Capital Corporation, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc., as joint arrangers and joint bookrunners, and the several other banks and other financial institutions named therein, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, and The Bank of Tokyo-Mitsubishi, UFJ, Ltd., and JPMorgan Chase Bank, N.A., as Co-Documentation Agents.

10.2
Guarantee, dated as of September 15, 2010 made by AGL Resources Inc., the guarantor, in favor of Wells Fargo Bank, National Association, as administrative agent for the lenders parties to the Credit Agreement, dated as of September 15, 2010, among Guarantor, AGL Capital Corporation, the borrower, the lenders named therin, and Wells Fargo Bank, National Association, as administrative agent.